Exhibit 99.1

press release

Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

GAO DENIES SIERRA HEALTH SERVICES PROTEST OF
DEPARTMENT OF DEFENSE TRICARE CONTRACT AWARD

       Las Vegas, December 8, 2003 - Sierra Health Services, Inc. (NYSE:SIE) today confirmed that the United States General Accounting Office (GAO) has denied the company's protest of the August 2003 award by the United States Department of Defense (DoD) for Managed Care Support Services contracts to serve TRICARE beneficiaries in the North Region. Sierra's subsidiary, Sierra Military Health Services (SMHS) of Baltimore, is seeking the contract to provide managed health care services to approximately 2.8 million eligible active duty and retired military personnel and their families. The contract, for a 6-month Base Period with five, one-year Option Periods, was awarded to Health Net Federal Services of Rancho Cordova, CA.

       The ruling, issued by the GAO's Office of the General Counsel, held partly on procedural grounds and partly on the merits that Sierra was not entitled to relief. Although because of the procedural findings the ruling does not address some of Sierra's substantive claims on the merits, the GAO denied other clams that the DoD's procurement agency, TRICARE Management Activity, failed to observe federal procurement regulations and standards in evaluating offerors' proposals.

       Sierra will evaluate the GAO's ruling and determine its best course of action, which may include a proceeding before the Court of Federal Claims involving a complete hearing on the company's complaint of serious and material errors in the evaluation process and findings. If the court agrees, it could require the DoD to reopen all or part of the procurement in order to address the violations or deficiencies in its evaluation process. This would present the possibility that the original North Region award could be rescinded and another bidder selected.

       After the TRICARE Next Generation (T-Nex) contracts were announced in August, every unsuccessful bidder for each of the three Managed Care Support Services contracts filed a protest of the contract awards. Health Net, which was awarded the North Region, filed protests in the South and West Regions for which it also competed. The GAO consolidated the protests of Sierra and Aetna, Inc., both of whom competed against Health Net for the North Region.

       "The ruling is certainly a disappointment, and appears inconsistent with a number of material issues raised during the course of the GAO protest action," said Anthony M. Marlon, M.D., chairman and chief executive officer of Sierra. "Based on this fact, we will look seriously at all possible alternatives including redress in the federal courts."

       According to Sierra Military Health Services president David R. Nelson, the company will remain aggressive in its pursuit of the TRICARE business.

       "We believe our proposal offers the best value to beneficiaries and to the government; value we think should be properly recognized in the bid evaluation. A significant part of that value is based on our track record of service which continues every day as we meet the needs of our patients under our current contract," said Nelson.

       Sierra Military Health Services continues service as the prime contractor for approximately 1.1 million TRICARE beneficiaries in Region 1, which includes 13 northeastern states and the District of Columbia. The new North Region would add 10 states in the Midwest and mid-Atlantic.

       TRICARE, formerly CHAMPUS, is a triple-option health care program for active duty military personnel and their families and military retirees and their families. TRICARE covers all seven branches of the uniformed services - Army, Navy, Air Force, Marine Corps, Coast Guard, Public Health Service, and National Oceanic and Atmospheric Administration - through a partnership between the Department of Defense and private managed care contractors.

       Sierra Health Services, Inc., is a Las Vegas-based diversified health care services company that operates health maintenance organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 1.2 million people through health benefit plans for employers, government programs, and individuals. More information can be found on the company's Website at www.sierrahealth.com. Information on the company's military subsidiary can be found at www.sierramilitary.com.

       Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including TRICARE, Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare and workers' compensation reserves; 6) our failure to prevail on our protest of the TRICARE Next Generation contract; 7) our failure to obtain an extension of the Medicare Social HMO contract; and 8) the amount of actual proceeds realized upon the final disposition of the workers' compensation insurance operation or the inability to dispose of such business. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.